Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-106394) of our report dated March 1, 2004, with respect to the consolidated financial statements of Newpark Resources, Inc. included in Newpark Resources, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, and our reports dated March 15, 2005, with respect to Newpark Resources, Inc.'s consolidated financial statements and Newpark Resources, Inc. management's assessment of the effectiveness of internal control over financial reporting of Newpark Resources, Inc., and the effectiveness of internal control over financial reporting, which were included in Newpark Resources, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004.

                                                           /s/ Ernst & Young LLP

New Orleans, Louisiana
November 9, 2005